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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Critical Care Systems, Inc.

        We consent to the incorporation by reference in this registration statement on Form S-8 of Curative Health Services, Inc. of our report, dated March 15, 2004, with respect to the consolidated balance sheets of Critical Care Systems, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Current Report on Form 8-K of Curative Health Services, Inc. filed on April 6, 2004.

/s/ KPMG LLP

Boston, Massachusetts
May 21, 2004

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  Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT